Exhibit 99.1

1245 Q Street, Lincoln, NE 68508 P: 1 800 388 4264 | F: 402 475 9061 nrchealth.com

Contact:	Kevin R. Karas

Chief Financial Officer

402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES

FIRST QUARTER 2023 RESULTS

LINCOLN, Nebraska (May 2, 2023) — National Research Corporation, dba NRC Health, (NASDAQ:NRC) today announced results for the first quarter 2023.

Regarding the Company’s 2023 first quarter, Kevin Karas, Chief Financial Officer, said, “We remain focused on enabling healthcare organizations to deliver personalized care, including the recent announcement of MyView to integrate patient insights directly into the EHR to support care teams in understanding the unique and individual needs of the patients they serve. We are further expanding our sales and marketing resources in support of increased awareness and adoption of the Human Understanding Program to benefit both the patients being served and front-line caregivers.”

The Company’s Board of Directors maintained its capital allocation priorities of funding innovation and growth investments, including merger and acquisition activity, as well as internal projects, shareholder dividends and share repurchases during 2023. In the first quarter of 2023, the Company funded $2.9 million for innovation and growth, $3.0 million for dividend payments, and $2.0 million for share repurchases.

Diluted earnings per share decreased to $0.28 for the quarter ended March 31, 2023, from diluted earnings per share of $0.34 for the quarter ended March 31, 2022.

NRC Announces First Quarter 2023 Results

May 2, 2023

A live simulcast of National Research Corporation’s 2023 first quarter conference call will be available online at https://events.q4inc.com/attendee/253347934 May 3, 2023, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately one hour later and continue for 30 days.

For more than 40 years, NRC Health (NASDAQ: NRC) has led the charge to humanize healthcare and support organizations in their understanding of each unique individual. NRC Health’s commitment to Human Understanding® helps leading healthcare systems get to know each person they serve not as point-in-time insights, but as an ongoing relationship. Guided by its uniquely empathic heritage, NRC Health’s patient-focused approach, unmatched market research, and emphasis on consumer preferences are transforming the healthcare experience, creating strong outcomes for patients and entire healthcare systems. For more information, email info@nrchealth.com, or visit www.nrchealth.com.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “believes,” “expect,” derivations thereof, and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements, including those risks and uncertainties as set forth in the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2022 and various disclosures in our press releases, stockholder reports, and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

NRC Announces First Quarter 2023 Results

May 2, 2023

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Three months ended March 31,
	2023	2022

Revenue	$36,473	$38,441

Operating expenses:
Direct	14,280	14,779
Selling, general and administrative	11,783	10,649
Depreciation and amortization	1,394	1,316
Total operating expenses	27,457	26,744

Operating income	9,016	11,697

Other income (expense):
Interest income	250	5
Interest expense	(241)	(317)
Other, net	(14)	48

Total other income (expense)	(5)	(264)

Income before income taxes	9,011	11,433

Income tax provision	2,047	2,894

Net income	$6,964	$8,539

Earnings Per Share of Common Stock:
Basic Earnings Per Share	$0.28	$0.34
Diluted Earnings Per Share	$0.28	$0.34

Weighted average shares and share equivalents outstanding Basic	24,585	25,251
Diluted	24,738	25,390

NRC Announces First Quarter 2023 Results

May 2, 2023

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Balance Sheets

(Dollars in thousands, except share amounts and par value)

	March 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$23,724	$25,026
Accounts receivable, net	14,220	14,461
Other current assets	7,228	4,229
Total current assets	45,172	43,716

Property and equipment, net	19,486	17,248
Goodwill	61,614	61,614
Other, net	8,034	7,883
Total assets	$134,306	$130,461

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of notes payable	$4,546	$4,491
Accounts payable and accrued expenses	5,193	5,136
Accrued compensation	4,977	4,551
Deferred revenue	15,896	15,198
Dividends payable	2,953	2,956
Other current liabilities	2,547	1,085
Total current liabilities	36,112	33,417

Notes payable, net of current portion and unamortized debt issuance costs	16,530	17,690
Other non-current liabilities	6,999	7,321
Total liabilities	59,641	58,428

Shareholders’ equity:
Preferred stock, $0.01 par value, authorized 2,000,000 shares, none issued	-	-
Common stock, $0.001 par value; authorized 110,000,000 shares, issued 30,943,119 in 2023 and 30,922,181 in 2022, outstanding 24,599,815 in 2023 and 24,628,173 in 2022	31	31
Additional paid-in capital	176,057	175,453
Retained earnings (accumulated deficit)	(21,173)	(25,184)

Treasury stock	(80,250)	(78,267)
Total shareholders’ equity	74,665	72,033
Total liabilities and shareholders’ equity	$134,306	$130,461